Capped Enhanced Return Dual Directional Buffer Notes Linked to the Least Performing of Two Underliers Due June 30, 2026

PRODUCT CHARACTERISTICS
•	Capped Enhanced Return Potential — If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, the investor will receive a return equal to 150% of the Underlier Return of the Least Performing Underlier, subject to the Maximum Upside Redemption Amount of 145% to 147% of the principal amount of the Notes (to be determined on the Trade Date).

•	Absolute Value Return — If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value, at maturity, the investor will receive a one-for-one positive return equal to the absolute value of the Underlier Return.

•	Principal at Risk — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, the investor will lose 1% of the principal amount of the Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017G6A4
Underliers:	Common Stock of Eli Lilly and Company (Bloomberg symbol “LLY UN”) and the American depositary shares of Novo Nordisk A/S (Bloomberg symbol “NVO UN”)
Trade Date:	June 25, 2024
Issue Date:	June 28, 2024
Valuation Date:	June 25, 2026
Maturity Date:	June 30, 2026
Payment at Maturity:

The investor will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to the lesser of:

1. $1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate); and

2. the Maximum Upside Redemption Amount

•   If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value, an amount equal to:

$1,000 + (-1 × $1,000 × Underlier Return of the Least Performing Underlier)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Underlier Return, even though the Underlier Return is negative. In no event will this return exceed 20%.

•   If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage)]

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

Participation Rate:	150% (subject to the Maximum Upside Redemption Amount)
Maximum Upside Redemption Amount:	$1,450 to $1,470 (145% to 147% of the principal amount), to be determined on the Trade Date
Buffer Percentage:	20%

KEY TERMS (continued)
Buffer Value:	With respect to each Underlier, 80% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324008042/dp212591_424b2-wm530.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $898.00 and $948.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.

•	Your Potential Payment at Maturity Is Limited.

•	Your Potential for a Positive Return from Depreciation of the Least Performing Underlier Is Limited.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even if the Other Underlier Performs Better.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to Any Underlier.

•	There Are Important Differences between the NVO Underlier and the B Shares of Novo Nordisk A/S.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the NVO Underlier.

•	The Value of the NVO Underlier Is Subject to Currency Exchange Risk.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433